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PRICING SUPPLEMENT NO.  37  DATED                Filed Pursuant to
JANUARY 15, 1998, TO PROSPECTUS DATED            Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY           File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                      CMS ENERGY CORPORATION

General Term Notes (servicemark of J.W. Korth & Company), Series D
            Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the
Distribution Agreement from time to time.   Except as set forth herein,
the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:       $ 4,500,000.00
Original Issue Date
  (Settlement Date)               January 21, 1998
Stated Maturity Date:             January 15, 2008
Issue Price to Public:            100.00% of Principal Amount
Interest Rate:                    7.000% Per Annum
Interest Payment Dates:           July 15 and January 15 and
                                  semi-annually thereafter
                                  Commencing July 15, 1998
Survivor's Option:                [ X ] Yes      [   ] No
Optional Redemption:              [ X ] Yes      [   ] No
Initial Redemption Date:          January 15, 2000
Redemption Price:                 100%

      Agent                       Principal Amount of Notes
                                    Solicited by Each Agent

Prudential Securities
 Incorporated                     $   104,000.00
First of Michigan Corporation     $   510,000.00
Roney & Co.                       $    81,000.00
J.W. Korth & Company              $ 3,805,000.00
          Total                   $ 4,500,000.00

                                     Per Note
                                   Sold by Agents
                                   To Public        Total

Issue Price:                      $     1,000.00    $ 4,500,000.00
Agent's Discount or
  Commission:                     $         7.00    $    31,500.00
Maximum Dealer's Discount or
  Selling Concession:             $        20.50    $    92,250.00
Proceeds to the Company:          $       972.50    $ 4,376,250.00


CUSIP Number:   12589QVR4